Exhibit 99.1      Press Release


PRESS RELEASE
April 28, 2006

                                 For further information contact:
                                 David M. Bradley
                                 Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                 825 Central Avenue
                                 Fort Dodge, Iowa 50501
                                  515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2006

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned diluted earnings per share of $0.82 for the quarter ended March 31, 2006, compared to diluted earnings per share of $0.68 for the quarter ended March 31, 2005. The Company's net income was $1.24 million for the quarter ended March 31, 2006, compared to $1.08 million for the quarter ended March 31, 2005. The increase in earnings was primarily due to an increase in noninterest income.

Net interest income for the quarter ended March 31, 2006 was $3.32 million, compared to net interest income of $3.41 million for the quarter ended March 31, 2005. The decrease in net interest income was due primarily to a decrease in the net interest margin, offset in part by an increase in interest earning assets. The net interest spread of 2.62% for the quarter ended March 31, 2006 represented a decrease from the net interest spread of 2.91% for the quarter ended March 31, 2005. The net interest margin of 2.88% for the quarter ended March 31, 2006 represented a decrease from the net interest margin of 3.14% for the quarter ended March 31, 2005.

The Company's provision for loan losses was $60,000 and $50,000 for the quarters ended March 31, 2006 and 2005, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $1.93 million and $1.19 million for the quarters ended March 31, 2006 and 2005, respectively. The increase in noninterest income was due to increases in loan prepayment fees, fees associated with checking accounts, including overdraft fees, and abstract fees. The increase in noninterest income was also due to an impairment of securities available-for-sale recognized during the quarter ended March 31, 2005.

During the quarter ended March 31, 2005, the Company recorded an other-than-temporary impairment, non-cash, after-tax charge of $229,000, or $0.15 per diluted share, related to a $1.0 million face value perpetual preferred stock that declined in value due to decreased interest rates. This perpetual preferred stock was issued by Freddie Mac and is an investment grade security that is held in the Company's available-for-sale securities portfolio. Absent this other-than-temporary charge, diluted earnings per share would have been $0.83 for the quarter ended March 31, 2005.

                                     -MORE-

The Company's noninterest expense was $3.38 million and $2.92 million for the quarters ended March 31, 2006 and 2005, respectively. The increase in noninterest expense was primarily due to increases in employee salaries and benefits expenses and other operating expenses, which included the write-down of other real estate owned.

The Company's provision for income taxes was $572,000 and $553,000 for the quarters ended March 31, 2006 and 2005, respectively. The increase in the provision for income taxes was due to the increase in the income before income taxes, offset in part by the limited deductibility of the impairment of securities available-for-sale.

Total assets at March 31, 2006 were $492.3 million, compared to $485.2 million at December 31, 2005. The increase in assets consisted primarily of an increase in net loans. Net loans increased by $7.0 million, or 1.6%, to $437.3 million at March 31, 2006, from $430.3 million at December 31, 2005. At March 31, 2006, net loans consisted of $212.2 million of one-to-four family real estate loans, $88.6 million of commercial real estate loans, $77.4 million of multi-family real estate loans, and $59.1 million of consumer loans. The increase in net loans was primarily due to the purchase of commercial, multi-family, and one-to-four family real estate loans and the origination of one-to-four family first and second mortgage real estate loans. These purchases and originations were offset in part by payments, prepayments, and sales of loans.

Deposits increased $4.6 million, or 1.4%, to $338.9 million at March 31, 2006, from $334.3 million at December 31, 2005. Borrowed funds increased $5.0 million, or 4.9%, to $107.4 million at March 31, 2006, from $102.4 million at December 31, 2005. The increase in the deposits and borrowed funds was used primarily to fund loan growth.

Nonperforming assets were 0.42% of total assets as of March 31, 2006, compared to 0.36% of total assets as of December 31, 2005. The allowance for loan losses was $3.3 million, or 0.75% of total loans, at March 31, 2006, compared to $3.3 million, or 0.76% of total loans, at December 31, 2005.

Stockholders' equity was $42.1 million at March 31, 2006, compared to $44.3 million at December 31, 2005. Stockholders' equity decreased by $2.2 million primarily due to stock repurchases and declared dividends, offset in part by earnings, the exercise of stock options, and an increase in unrealized gain on securities available-for-sale. Book value, or stockholders' equity per share, at March 31, 2006 was $29.45, compared to $29.37 at December 31, 2005. The ratio of stockholders' equity to total assets was 8.6% at March 31, 2006, compared to 9.1% at December 31, 2005.

During the quarter ended March 31, 2006, the Company repurchased $3.3 million, or 85,850 shares, of common stock at prevailing market prices averaging $38.80 per share. The Company also announced a new stock repurchase program, which will commence upon the completion of the current program. The program authorizes the Company to repurchase up to 100,000 shares, or 6.99%, of its 1,430,053 outstanding shares of common stock and will remain open until all shares authorized for repurchase have been repurchased. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

All stockholders of record on March 17, 2006, received a quarterly cash dividend of $0.33 per share on April 6, 2006. As of March 31, 2006, the Company had 1,430,053 shares of common stock outstanding.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.'s actual results, and could cause North Central Bancshares, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited)
(Dollars in Thousands, except per share and share  data)    March 31, 2006    December 31, 2005
                                                            --------------    -----------------
Assets
   Cash and cash equivalents                                $    7,963           $    8,640
   Securities available-for-sale                                22,121               20,708
   Loans (net of allowance of loan loss of $3,335 and
      $3,326, respectively)                                    437,274              430,278
   Goodwill                                                      4,971                4,971
   Other assets                                                 20,000               20,594
                                                            ----------           ----------

     Total assets                                           $  492,329           $  485,191
                                                            ==========           ==========
Liabilities
   Deposits                                                 $  338,956           $  334,338
   Other borrowed funds                                        107,437              102,444
   Other liabilities                                             3,824                4,131
                                                            ----------           ----------
      Total liabilities                                        450,217              440,913

Stockholders' equity                                            42,112               44,278
                                                            ----------           ----------

   Total liabilities and stockholders' equity               $  492,329           $  485,191
                                                            ==========           ==========

Stockholders' equity to total assets                              8.55%                9.13%
                                                            ==========           ==========

Book value per share                                        $    29.45           $    29.37
                                                            ==========           ==========

Total shares outstanding                                     1,430,053            1,507,703
                                                            ==========           ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                                For the Three Months
                                                                  Ended March 31,
                                                              2006                2005
                                                          -------------------------------
 Interest income                                          $     6,775         $     6,308
 Interest expense                                               3,452               2,896
                                                          -----------         -----------
     Net interest income                                        3,323               3,412
 Provision for loan loss                                           60                  50
                                                          -----------         -----------
     Net interest income after provision for loan loss          3,263               3,362
 Noninterest income                                             1,926               1,188
 Noninterest expense                                            3,376               2,921
                                                          -----------         -----------
     Income before income taxes                                 1,813               1,629
 Income taxes                                                     572                 553
                                                          -----------         -----------
     Net income                                           $     1,241         $     1,076
                                                          ===========         ===========

 Basic earnings per share                                 $      0.84         $      0.70
                                                          ===========         ===========
 Diluted earnings per share                               $      0.82         $      0.68
                                                          ===========         ===========

                                                                For the Three Months
Selected Financial Ratios                                          Ended March 31,
                                                                2006               2005
                                                           ------------------------------
Performance ratios
    Net interest spread                                         2.62%              2.91%
    Net interest margin                                         2.88%              3.14%
    Return on average assets                                    1.01%              0.93%
    Return on average equity                                   11.38%             10.22%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)                 64.32%             63.50%